January 3, 2002

Board of Directors
Worldwide Technologies Inc.
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

Dear Sirs:

We are counsel to Worldwide Technologies Inc. (the "Company"), a corporation existing under the laws of the province of British Columbia, and have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") with respect to 203,704 common shares (the "Shares") in the capital of the Company, issuable pursuant to the Consulting Agreement between the Company, Entertainment Hosting & Merchandising, LLC, and Paul Severn, dated November 7, 2001 (the "Consulting Agreement") and the Assignment of Proceeds Agreement, as amended, between the Company, Jesdan Entertainment Corp. and Entertainment Hosting & Merchandising LLC, dated November 28, 2001 (the "Assignment Agreement").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have for the purposes of this opinion assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that each of the Shares issuable by the Company pursuant to the Consulting Agreement and the Assignment Agreement will, upon issuance, be validly issued, fully paid and non-assessable.

We are qualified to practice law only in the Province of British Columbia and the State of California, and we express no opinion herein as to laws other than the laws of the Province of British Columbia and the federal laws of the United States and Canada applicable therein as of the date hereof. We confirm that we are qualified to opine on US federal securities laws. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,
CLARK, WILSON
/s/ signed